Exhibit 99.1

PACIFIC BIOSCIENCES OF CALIFORNIA, INC.

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
(in thousands except par value amounts)	2014	2013
Assets
Current assets
Cash and cash equivalents	$35,411	$26,362
Investments	63,901	86,166
Accounts receivable	2,370	2,746
Inventory, net	11,398	10,050
Prepaid expenses and other current assets	1,057	1,135
Total current assets	114,137	126,459
Property and equipment, net	7,034	9,236
Other long-term assets	471	490
Total assets	$121,642	$136,185

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$5,845	$1,717
Accrued expenses	8,726	7,905
Deferred service revenue, current	5,307	4,046
Deferred contractual revenue, current	6,785	6,785
Other liabilities, current	2,477	2,102
Total current liabilities	29,140	22,555
Deferred service revenue, non-current	918	518
Deferred contractual revenue, non-current	21,431	26,519
Other liabilities, non-current	2,505	3,517
Notes payable	13,914	13,347
Financing derivative	699	549
Total liabilities	68,607	67,005

Commitments and contingencies

Stockholders’ equity
Preferred Stock, $0.001 par value:
Authorized 50,000 shares; No shares issued or outstanding	—	—
Common Stock, $0.001 par value:
Authorized 1,000,000 shares; Issued and outstanding 70,976 shares at September 30, 2014 and 66,275 shares at December 31, 2013, respectively	71	66
Additional paid-in capital	715,439	684,413
Accumulated other comprehensive income	23	14
Accumulated deficit	(662,498)	(615,313)
Total stockholders’ equity	53,035	69,180
Total liabilities and stockholders’ equity	$121,642	$136,185